EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

LABOR READY ANNOUNCES FIRST QUARTER 2003 EARNINGS RESULTS

TACOMA, WA, April 15, 2003—Labor Ready, Inc. (NYSE: LRW) reported today that revenue for the first quarter ended March 28, 2003 increased 1.3% to $172.3 million compared to revenue of $170.1 million for the first quarter of 2002.  The company realized a net loss of $3.2 million or $0.08 per share in the first quarter (which is historically a loss quarter due to seasonality).  This represents a 10.6% improvement over a net loss of $3.6 million or $0.09 per share for the first quarter of 2002.

“We are pleased with the quarter’s results despite the difficult economic conditions,” said Labor Ready President and CEO Joe Sambataro, noting that the company has had seven consecutive months of revenue growth for offices open a year or longer.

Sambataro continued, “We improved our bottom line by enhancing gross margins and maintaining solid expense controls.  We projected increases in unemployment insurance costs and priced our services appropriately early in the first quarter.  In addition, our workers’ compensation costs have stabilized as a percentage of revenue.  And we have continued to focus on delivering superior customer service.  As a result, gross margins for the first quarter 2003 were 29.5%, compared to 29.3% for the fourth quarter of 2002 and 28.7% in the first quarter of 2002.  At the same time, Selling, General and Administrative expenses were 30.6% of revenue as compared to 30.7% a year ago, demonstrating our ability to maintain the expense controls implemented in 2002.”

Labor Ready had 769 branch locations at the end of the quarter, after adding 15 branches in the U.S. and three branches each in Canada and the U. K.  The Company plans to open approximately 19 more branches by year end, according to Sambataro.

Labor Ready also updated its outlook for 2003.  Citing an uncertain economy, the company currently estimates revenue for the year between $880 and $900 million, about 2% lower than previous guidance.  Estimated net income per share for the year remains unchanged at between $0.30 and $0.35.  For the second quarter of 2003, the company estimates revenue of $215 million to $220 million, and net income per share between $0.07 and $0.09.

Management will discuss first quarter 2003 results on a conference call at 2:00 p.m. (PT) Tuesday, April 15, 2003.  The conference call may be accessed on Labor Ready’s web site at www.LaborReady.com and will be available for replay for 30 days following the call.

About Labor Ready

Labor Ready is the nation’s leading provider of temporary manual labor to the light industrial and small business markets. Labor Ready serves more than 275,000 customers by providing a flexible, dependable workforce to such industries as freight handling, warehousing, landscaping, construction and light manufacturing.  In 2002, the Company put nearly 600,000 people to work. Labor Ready currently operates 781 locations in 50 states, Canada, and the United Kingdom.  For additional information, visit Labor Ready’s website at www.LaborReady.com.

This news release contains forward-looking statements, such as statements about the ranges of revenues and profits anticipated for future periods, the success of measures for controlling costs and maintaining gross margins, expansion plans and other factors that may affect our financial results and operations in the future. Our actual results are, however, subject to a number of risks, including:  1) national and global economic conditions; 2) our ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) potential new laws and regulations that could have a materially adverse effect on our operations and financial results; 4) significant labor disturbances which could disrupt industries we serve; 5) increased costs and collateral requirements in connection with our insurance obligations, including workers’ compensation insurance; 6) the adequacy of our financial reserves; 7) our continuing ability to comply with financial covenants in our lines of credit and other financing agreements; 8) our ability to attract and retain competent employees in key positions; and 9) other risks described in our filings with the Securities and Exchange Commission, including the Report on Form 10-K filed March 14, 2003.

For more information, contact:

Steve Cooper, CFO

253-680-8213

Stacey Burke, Director of Public Relations

253-680-8291

LABOR READY, INC.

SUMMARY CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

	Thirteen Weeks Ended
	March 28,	March 29,
	2003	2002
	(unaudited)

Revenue from services	$172,280	$170,108
Cost of services	121,383	121,346
Gross profit	50,897	48,762
Selling, general and administrative expenses	52,719	52,282
Depreciation and amortization	2,071	2,119
Loss from operations	(3,893)	(5,639)
Interest and other income (expense), net	(1,062)	(211)
Loss before tax benefit	(4,955)	(5,850)
Tax benefit on loss	(1,740)	(2,254)
Net loss	$(3,215)	$(3,596)

Basic & diluted net loss per common share	$(0.08)	$(0.09)

Weighted average basic & diluted shares outstanding	40,402	40,720

LABOR READY, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

	As of
	March 28,	December 31,
	2003	2002
Assets
Current assets
Cash, cash equivalents, and marketable securities	$103,389	$90,577
Accounts receivable, net	65,814	66,987
Other current assets	20,878	19,726
Total current assets	190,081	177,290
Property and equipment, net	29,717	31,217
Other assets	93,721	108,693
Total assets	$313,519	$317,200

Liabilities and shareholders’ equity
Current liabilities	$62,268	$57,836
Long-term liabilities	126,499	127,253
Total liabilities	188,767	185,089
Shareholders’ equity	124,752	132,111
Total liabilities and shareholders’ equity	$313,519	$317,200